                                                                    EXHIBIT 99.2


BUSINESS AND PROPERTIES
                                     GENERAL

    We are a global energy company originally founded in 1928 in El Paso, Texas. For many years, we served as a regional pipeline company conducting business mainly in the western United States. However, over the past five years, we have grown into a company whose operations span the energy value chain, from energy production and extraction to power generation. Our substantial growth during this period has been accomplished through a series of strategic acquisitions,transactions, and internal growth initiatives, each of which has enhanced and improved our competitive abilities in the U.S. and global energy markets. Significant milestones include:

   YEAR               TRANSACTION                                                    IMPACT
   ----               -----------                                                    ------

   1995      Acquisition of Eastex Energy                        Signaled our entry into the wholesale energy
                                                                 marketing business.

   1996      $4 billion acquisition of the energy businesses     Expanded our U.S. interstate pipeline system
             of Tenneco, Inc.                                    from coast to coast and signaled our entry into
                                                                 the international energy market.

   1997      Acquisition of DeepTech International, Inc.         Expanded our U.S. onshore and offshore
                                                                 gathering capacity and capabilities.

   1999      $6 billion merger with Sonat Inc.                   Expanded our U.S. transmission segment into the
                                                                 southeast portion of the United States and
                                                                 signaled our entrance into the exploration and
                                                                 production business through the addition of 1.5
                                                                 trillion cubic feet of natural gas equivalent.

             Creation of the $1.1 billion Electron               Provided the vehicle through which we have
             Structure                                           become a significant non-utility generator of power.

   2000      Acquisition of PG&E Texas Mid-stream Assets         Expanded our mid-stream operations to cover
                                                                 every major metropolitan market and industrial
                                                                 hub in the state of Texas.

   2001      Completed our $24 billion merger with The           This merger places us as a top-tier participant
             Coastal Corporation                                 in every aspect of the energy marketplace.

    With each of our significant mergers and acquisitions, we have evaluated our processes and organizational structure to achieve cost savings and operating efficiencies. These actions have included restructuring our workforce and consolidating our operations. These activities occurred again following the completion of our merger with Coastal in January 2001. Also during this period, we have completed numerous smaller acquisitions and transactions to enhance and expand the scope of our core operations and activities.

                                   OPERATIONS

    Our principal operations include:

          o    the domestic and international
               transportation, gathering, processing, and storage of natural gas;

          o the marketing of energy and energy-related commodities and products;

          o    the generation of power;

          o    the refining of petroleum;

          o    the production of chemicals;

          o    the development and operation of energy
               infrastructure facilities;

          o the exploration and production of natural gas and oil; and

          o    the mining of coal.

    Our Pipeline group owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the United States and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent the largest and only integrated coast-to-coast mainline natural gas transmission system in the United States. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to their customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

    Our Merchant Energy group is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities throughout the world. We are also a significant non-utility owner of electric generating capacity with 84 facilities in 21 countries. Our four refineries produce a variety of gasolines and diesel fuels, jet fuels, asphalt, industrial fuels, and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the United States and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia and West Virginia. Most recently, we have announced our expansion into the liquid natural gas business, capitalizing upon the U.S and worldwide demand for natural gas. The financial services businesses of Merchant Energy invest in emerging businesses to finance growth in the U.S. and Canadian energy markets. As a global energy merchant, we evaluate and measure risks inherent in the markets we serve, and use sophisticated systems and integrated risk management techniques to manage those risks.

    Our Field Services group provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of gathering and NGL pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the United States, including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, and serve all major metropolitan areas and industrial load centers in Texas. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy Partners, L.P., a publicly traded limited partnership of which our subsidiary is the general partner. Through Energy Partners, we conduct natural gas and oil gathering and transportation, midstream, storage, and other related services, principally offshore in the Gulf of Mexico.

    Our Production group leases approximately 5.0 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey.

    In addition to our energy activities, we have announced a telecommunications strategy that will leverage our knowledge of the commodity and capital markets into the emerging telecommunications market. Our strategy involves:

          o accessing fiber deep within metropolitan markets to aggregate supply in major U.S. cities,

          o utilizing fiber rings and key points of interconnection of major carriers and service providers to allow for liquidity to develop in major markets, and

          o assembling a high capacity thin fiber national long-haul backbone.

    We will overlay against this asset base a merchant-based operating support system and valuation models that will allow us to apply the merchant skills developed in our core commodity business to the rapidly changing telecommunications markets.

                                    SEGMENTS

    Our business unit activities are segregated into four business segments: the Pipeline group, Merchant Energy, Field Services, and Production. These segments are strategic business units that provide a variety of energy products and services. We manage each segment separately, and each segment requires different technology and marketing strategies. In the discussions of our business unit activities that follows, we have excluded entities and assets sold or in the process of being sold as a result of our mergers with Coastal and the Texas Mid-stream Operations of PG&E.

                                 PIPELINE GROUP

    Our Pipeline group provides natural gas transmission services in the United States and internationally. In the U.S, we conduct our activities through seven wholly owned and four partially owned interstate systems along with a liquefied natural gas terminalling facility and numerous natural gas storage facilities. Our international pipeline operations include access from our U.S based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia. Each of these systems is discussed below:

The TGP system. The Tennessee Gas Pipeline system consists of approximately 14,700 miles of pipeline with a design capacity of 5,970 MMcf/d. During 2000, TGP transported natural gas volumes averaging approximately 73 percent of its capacity. This multiple-line system begins in the gas-producing regions of Louisiana, including the Gulf of Mexico, and south Texas and extends to the northeast section of the United States, including the New York City and Boston metropolitan areas. TGP also has an interconnect at the United States-Mexico border. Along its system, TGP has approximately 89 Bcf of underground working gas storage capacity.

    The ANR system. The ANR Pipeline system consists of approximately 10,600 miles of pipeline with a design capacity of 6,627 MMcf/d. During 2000, ANR transported natural gas volumes averaging approximately 71 percent of its capacity. This system's two interconnected, large diameter multiple pipeline systems transport gas from gas-producing fields in Texas, Oklahoma, Louisiana, the Gulf of Mexico, and Canada to markets in the Midwest and Northeast regions of the United States, including the metropolitan areas of Detroit, Chicago, and Minneapolis. Along its system, ANR has approximately 202 Bcf of underground working gas storage capacity.

    The EPNG system. The El Paso Natural Gas system consists of approximately 9,800 miles of pipeline with a design capacity of 4,744 MMcf/d. During 2000, EPNG transported natural gas volumes averaging approximately 82 percent of its capacity. The EPNG system delivers natural gas from the San Juan Basin of northern New Mexico and southern Colorado and the Permian Basin and Anadarko Basin to California, which is its single largest market, as well as markets in Nevada, Arizona, New Mexico, Texas, Oklahoma, and northern Mexico.

    The SNG system. The Southern Natural Gas system consists of approximately 8,200 miles of pipeline with a design capacity of 2,834 MMcf/d. During 2000, SNG transported volumes averaging approximately 73 percent of its capacity. SNG's interstate pipeline system extends from gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, including the city of Atlanta, South Carolina and Tennessee. SNG is the principal pipeline supplier to the growing southeastern markets of Alabama and Georgia. In August 2000, the South Georgia Natural Gas system was combined with the SNG system as part of its rate case settlement. Along its system, SNG has approximately 60 Bcf of underground working gas storage capacity.

    The CIG system. The Colorado Interstate Gas system consists of approximately 4,400 miles of pipeline, with a design capacity of 2,290 MMcf/d. During 2000, CIG transported natural gas volumes approximating 60 percent of its capacity. The CIG system is directly or indirectly connected to the major supply basins in the Rocky Mountain region and serves two major markets, one along the front range of the Rocky Mountains, and the second at various interconnects with pipeline systems transporting gas to California and the Midwest. Along its system, CIG has approximately 29 Bcf of underground working gas storage capacity.

    The WIC system. The Wyoming Interstate Company system consists of approximately 400 miles of pipeline with a total design capacity of approximately 1,157 MMcf/d. During 2000, WIC transported natural gas volumes averaging approximately 75 percent of its capacity. The system has two large-diameter pipelines that come together in northern Colorado to feed into the CIG-Trailblazer interconnect on the 800-mile Trailblazer system and into other interstate and intrastate pipelines at that interconnect.

     The MPC system. The Mojave Pipeline Company system consists of approximately 400 miles of pipeline with a design capacity of approximately 400 MMcf/d. During 2000, MPC transported natural gas volumes approximating 100 percent of its capacity. The MPC system connects with the EPNG transmission system at Topock, Arizona and the Kern River Gas Transmission Company system in California and extends to customers in the vicinity of Bakersfield, California.

    Florida Gas Transmission system. We own a 50 percent interest in Citrus Corp., a holding company that owns 100 percent of Florida Gas Transmission Company. Florida Gas is the primary pipeline transporter of natural gas in the state of Florida and the sole pipeline transporter to peninsular Florida. The system consists of approximately 4,800 miles of interstate natural gas pipelines with a design capacity of 1,462 MMcf/d. During 2000, Florida Gas transported volumes averaging approximately 92 percent of its capacity. The system extends from south Texas to a point near Miami, Florida.

    Great Lakes. We own a 50 percent interest in Great Lakes Gas Transmission, LP. Great Lakes owns a 2,100-mile pipeline with a design capacity of 2,895 MMcf/d. The system extends from the Manitoba-Minnesota border to an interconnection on the Michigan-Ontario border at St. Clair, Michigan. During 2000, Great Lakes transported volumes averaging approximately 84 percent of its capacity.

    Alliance Pipeline. We own an approximate 14 percent interest in the Alliance pipeline project. Alliance consists of approximately 2,300 miles of pipeline with a design capacity of 1,325 MMcf/d and extends from supply fields in western Canada to the Chicago area market center. Alliance commenced service in late 2000.

    Portland Natural Gas Transmission. We own an approximate 19 percent interest in the Portland Natural Gas Transmission system. Portland consists of approximately 300 miles of interstate natural gas pipeline with a design capacity of 215 MMcf/d extending from the Canadian border near Pittsburg, New Hampshire to Dracut, Massachusetts. During 2000, Portland transported volumes averaging approximately 51 percent of its capacity.

    Southern LNG, Inc. Southern LNG is a liquefied natural gas receiving terminal, located on Elba Island, near Savannah, Georgia, capable of achieving a peak send out of 540 MMcf/d and a base load send out of 333 MMcf/d. Inactive since the early 1980s, Southern LNG received an order from the Federal Energy Regulatory Commission (FERC) in March 2000 granting permission to reactivate the receiving terminal. We expect the terminal to be in service in the fourth quarter of 2001.

    ANR Storage. ANR Storage Company develops and operates underground natural gas storage facilities. ANR Storage owns four underground storage facilities in northern Michigan. These facilities have a working storage capacity of approximately 56 Bcf, of which 30 Bcf is contracted by ANR Pipeline Company. In addition, ANR Storage has joint ownership interests in three storage facilities located in Michigan and New York with a total working storage capacity of approximately 65 Bcf. All of ANR Storage's jointly owned capacity is under long-term contracts, including 45 Bcf contracted to ANR Pipeline Company.

    Bear Creek Storage. Bear Creek Storage Company owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage capacity. Bear Creek's working storage capacity is committed equally to the TGP and SNG systems under long-term contracts.

    Australian Pipelines. We own a 33 percent interest in the 488-mile Moomba to Adelaide pipeline system in southern Australia, the 470-mile Ballera to Wallumbilla pipeline system in southwestern Queensland, and the 925-mile Dampier-to-Bunbury natural gas pipeline in western Australia.

Regulatory Environment

    Our interstate systems are regulated by FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Each system operates under separate FERC approved tariffs that establish rates, terms, and conditions under which each system provides services to its customers. Generally, FERC's authority extends to:

          o    the transportation of natural gas, rates and charges;

          o    the construction of new facilities;

          o    the extension or abandonment of services and facilities;

          o the maintenance of accounts and records and depreciation and amortization policies;

          o    the acquisition and disposition of facilities;

          o    the initiation and discontinuation of services; and

          o    various other matters.

    Our wholly owned and investee pipelines have tariffs that have been established through filings with FERC and have a variety of terms and conditions, each of which affects its operations and its ability to recover fees for the services it provides. By and large, changes to these fees or terms can only be implemented upon approval by FERC.

    In Canada, our operating activities are regulated by the National Energy Board, or the NEB. Similar to FERC, the NEB governs tariffs and rates, and the construction and operation of natural gas pipelines in Canada. In Australia, rates and other business issues are regulated by various regional and national agencies, which govern the operating activities of these pipelines.

    Our interstate pipeline systems are also subject to the Natural Gas Pipeline Safety Act of 1968 that establishes pipeline and liquefied natural gas plant safety requirements, the National Environmental Policy Act, and other environmental legislation. Each of our systems has a continuing program of inspection designed to keep all of our facilities in compliance with pollution control and pipeline safety requirements. We believe our systems are in substantial compliance with applicable requirements.

Markets and Competition

    Our interstate systems face varying degrees of competition from alternative energy sources, such as electricity, hydroelectric power, coal, and fuel oil. Also, the potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation may benefit the natural gas industry by creating more demand for natural gas turbine generated electric power, or it may hamper demand by allowing a more effective use of surplus electric capacity through increased wheeling as a result of open access.

    TGP. TGP's customers include natural gas producers, marketers and end-users, as well as other gas transmission and distribution companies, none of which individually represents more than 10 percent of the revenues on TGP's system. Currently, over 70 percent of TGP's capacity is subject to firm contracts expiring after 2001. These contracts have an average term in excess of five years. TGP continues to pursue future markets and customers for the capacity that is not committed beyond 2001 and expects this capacity will be placed under a combination of long-term and short-term contracts. However, there can be no assurance that TGP will be able to replace these contracts or that the terms of new contracts will be as favorable to TGP as the existing ones.

    In a number of key markets, TGP faces competitive pressures from other major pipeline systems, which enable local distribution companies and end-users to choose a supplier or switch suppliers based on the short-term price of natural gas and the cost of transportation. Competition among pipelines is particularly intense in TGP's supply areas, Louisiana and Texas. In some instances, TGP has had to discount its transportation rates in order to maintain market share. The renegotiation of TGP's expiring contracts may be adversely affected by these competitive factors.

    ANR. In its historical market areas of Wisconsin and Michigan, ANR Pipeline Company competes with other interstate and intrastate pipeline companies and local distribution companies in the transportation and storage of natural gas. ANR has been successful in restructuring the service portfolios of a number of its major Wisconsin customers. This restructuring has enabled ANR to extend contracts that were set to expire in 2003, with the restructured contracts providing for a combined winter maximum daily quantity of 674 MMcf/d that will expire in 2008 and 2010. ANR continues to work with its largest customer, Wisconsin Energy Corporation, to restructure and extend contracts that are set to expire in 2003. In addition, Wisconsin Energy is a sponsor of the proposed Guardian Pipeline that will directly compete for a portion of this expiring capacity. ANR also has 900 MMcf/d of capacity under contract with Michigan Consolidated Gas Company. Of that amount, 110 MMcf/d is due to expire in March 2002, another 175 MMcf/d will expire in 2003, and the remainder of the capacity will expire between 2006 and 2011. Extension of these contracts is under negotiation.

    ANR also faces competition in the Northeast markets from other interstate pipelines serving electric generation and local distribution companies.

    EPNG. EPNG faces significant competition from other pipeline companies that transport natural gas to the California market. EPNG's current capacity to deliver natural gas to California is approximately 3.3 Bcf/d, and the combined capacity of all pipeline companies serving the California market is approximately 6.9 Bcf/d. In 2000, the demand for interstate pipeline capacity to California averaged 5.4 Bcf/d, equivalent to approximately 78 percent of the total interstate pipeline capacity serving that state. Natural gas shipped to California across the EPNG system represented approximately 35 percent of the natural gas consumed in the state in 2000. On an average annual basis, interstate pipeline capacity utilization to California is not expected to reach 100 percent for three to five years, based on expected demand growth and assuming no new interstate pipeline capacity is added. EPNG's ability to remarket the capacity that expires in May 2001 may be adversely affected by this excess capacity into California.

    The significant customers served by EPNG in California during 2000 included Southern California Gas Company, with capacity of 1,150 MMcf/d under contract until August 2006, and Merchant Energy, with capacity of 1,221 MMcf/d under contract through May 2001. EPNG is conducting an open season on the Merchant Energy contract, but it is uncertain whether the terms of the re-subscribed capacity will be as favorable as those that exist currently.

    SNG. SNG's customers include distribution and industrial customers, electric generation companies, gas producers, other gas pipelines and gas marketing and trading companies. SNG provides transportation services in both its gas supply and market areas. SNG's contracts to provide firm transportation service for its customers are for varying amounts and periods of time. Substantially all of the firm transportation capacity currently available in SNG's two largest market areas is fully subscribed. The significant customers served by SNG include:

          o Atlanta Gas Light Company, with capacity of 770 MMcf/d under contracts that expire beginning in 2005 through 2007, with the majority expiring in 2005;

          o Alabama Gas Corporation, with capacity of 384 MMcf/d under contracts that expire beginning in 2005 through 2008, with the majority expiring in 2008; and

          o South Carolina Pipeline Corporation, with capacity of 188 MMcf/d under contract which expires primarily in 2005.

    Nearly all of SNG's firm transportation contracts automatically extend the term for additional months or years unless notice of termination is given by one of the parties.

    Competition among pipelines is strong in a number of SNG's key markets. Customers purchase gas supply from producers and gas marketing companies in unregulated transactions and contract with SNG for transportation services to deliver this supply to their markets. SNG's three largest customers are able to obtain a significant portion of their natural gas requirements through transportation from other pipelines. In addition, SNG competes with several pipelines for the transportation business of many of its other customers. The competition with such pipelines is intense, and SNG must, at times, discount its transportation rates in order to maintain market share.

    CIG. CIG serves two major markets, its "on-system" market, consisting of the utilities along the Front Range of the Rocky Mountains in Colorado and Wyoming, and its "off-system" market, consisting of the transportation of Rocky Mountain production from multiple supply basins to interconnections with other pipelines bound for the Midwest or California. CIG faces different types of competition in both markets. In the on-system market, competition comes from local supply in the Denver-Julesburg basin, from an intrastate pipeline directly serving Denver, and from off-system shippers who can "drop off" their gas in that market, supplanting CIG transportation for utility customers. The primary criterion for success in this market is the ability to serve a very volatile load reliably, at a competitive price. In the off-system market, CIG faces competition in its supply area from two major pipelines serving the California and Pacific Northwest markets. It also faces competition from competitors whose supply is produced in Texas, Oklahoma, and Kansas. These competitors can displace CIG deliveries into the pipelines serving the Midwestern markets. The primary criterion for success in this market is the strength of pricing differentials between Wyoming and Oklahoma.

    CIG's full capacity is contracted under firm transportation agreements, with the bulk of these agreements expiring within the next several years. The largest portion of these agreements is with Public Service Company of Colorado and will expire in the 2002 to 2005 timeframe. CIG is actively negotiating with all shippers for contract renewal and is optimistic that its ability to serve the Front Range market reliably and competitively, coupled with reasonably strong pricing differentials affecting off-system markets, will result in successful renewal of the expiring contracts. New firm transportation contracts have not yet been executed for the bulk of the volumes involved, but CIG has reached agreement in principle with Public Service of Colorado to renew its contracts at revenue levels close to historical levels.

    WIC. WIC's two lines are subject to different competitive forces. Both lines are currently fully contracted and are subject to take-away capacity constraints at their intersection in northern Colorado. Both of WIC's lines feed into the Trailblazer system going east, the CIG system going south and other interstate and intrastate pipelines connected at the CIG - Trailblazer interconnect. Due to the full capacity demand on the Trailblazer system and the near capacity demand on the CIG system, shippers on WIC's two lines must compete with each other for scarce capacity to the markets of choice. On WIC's main line, contracts for approximately 500 MMcf/d out of approximately 750 MMcf/d expire in 2003. Success in renewing or replacing these contracts will depend on the availability of eastbound capacity. WIC's remaining contracts generally have between six and ten years left.


                                 MERCHANT ENERGY

    Our Merchant Energy group is involved in a broad range of activities in the energy marketplace, including asset ownership, trading and risk management and financial services. Merchant Energy is organized into eight functional units, each with complementary activities that support our overall global energy merchant model. These units are:

          o    Marketing and Origination;

          o    Trading and Risk Management;

          o    Power Generation;

          o    LNG;

          o    Refining, Marketing & Chemicals;

          o    Coal;

          o    Financial Services; and

          o    Operations.

    Marketing and Origination. The Marketing and Origination unit markets natural gas, power, crude oil, refined products, coal, and other energy commodities, develops and acquires natural gas, power, refining, chemical, and coal assets, markets capacity from these assets, and creates innovative structured transactions to enhance their value. These units provide customers with flexible solutions to meet their energy supply and financial risk management requirements by utilizing their knowledge of the marketplace, natural gas pipelines and power transmission infrastructure, supply aggregation, transportation management and valuation, storage, and integrated price risk management. They also enter into short and long term energy supply and purchase contracts and perform total energy infrastructure outsourcing for its customers.

    Trading and Risk Management. The Trading and Risk Management unit trades natural gas, power, crude oil, other energy commodities, and related financial instruments in North America and Europe and provides pricing and valuation analysis for the Marketing and Origination Unit. Through this group, we have natural gas storage and transportation assets, petroleum and petroleum products, and terminalling capacity. For 2000, we grew our combined physical and financial settled volumes by 40% to 108,711 BBtue/day. We expect these volumes to significantly increase in 2001. Using the financial markets, we manage the inherent risk of Merchant Energy's asset and trading portfolios using value-at-risk limits set by our Board of Directors and optimize the value inherent in the segment's asset portfolio.

    Detailed below is the marketed and traded energy commodity volumes for the years ended December 31:

                                                    2000           1999           1998
                                                  -------         ------         ------
Physical natural gas marketed (Bbtu/d)              6,899          6,713          7,315
Crude and refined products (Thousand BBls)          7,772          4,990         21,716
Power Marketed (Thousand megawatt hours)          113,652         79,361         55,210
Financial Settled Volumes (Bbtue/d)                98,574         68,678         31,793

    Power Generation. Our Power generation unit is one of the largest non-utility generators in the United States, and currently owns or has interests in 84 power plants in 21 countries. These plants represent 22,042 gross megawatts of generating capacity. Of these facilities, 68 percent are gas fired, 12 percent are geothermal, and 20 percent are a combination of coal, LNG, and hydro. During 2000, Merchant Energy continued acquiring domestic non-utility generation (NUG) assets, especially those with above-market power purchase agreements. As part of these efforts, we used Chaparral Investors, L.L.C., "Electron", to expand our growth in the power generation business. Through Chaparral, Merchant Energy has invested in 28 U.S. power generation facilities with a total generating capacity of approximately 5,800 megawatts. A subsidiary of Merchant Energy is the manager of Chaparral and its wholly-owned subsidiary, Mesquite Investors, L.L.C. under a management agreement, which expires in 2006. As compensation for managing Chaparral, Merchant Energy is paid an annual performance-based management fee.

    Detailed below are brief descriptions, by region, of Merchant Energy's power generation projects that are either operational or in various stages of construction or development.


                                                              NUMBER OF         GROSS
                 REGION              PROJECT STATUS           FACILITIES      MEGAWATTS
                 ------              --------------           ----------      ---------
        North America
                 East Coast       Operational                      18            5,170
                                  Under Construction                1              716
                                  Under Development                 3            1,664
                 Central          Operational                       9            1,430
                                  Under Development                 2            1,088
                 West Coast       Operational                      21            1,036
        Central America           Operational                       6            1,285
        South America             Operational                       6            3,959
                                  Under Construction                1              470
        Asia                      Operational                      11            3,176
                                  Under Construction                2            1,108
        Europe                    Operational                       3              544
                                  Under Construction                1              396
                                                                  ---           ------
              Total Power Plants                                   84           22,042
                                                                  ===           ======


    LNG. The LNG division contracts for LNG terminalling and regassification capacity, coordinates short and long term LNG supply deliveries, and is developing an international LNG supply and marketing business. As of December 31, 2000, our LNG division has contracted for over 280 Bcf per year of LNG regassification capacity at three locations along the Eastern Coast of the U.S. and 1 location in Louisiana. In the Caribbean, we have contracted for 105 Bcf per year of long term supplies of LNG with deliveries scheduled to begin in 2002.

    Refining, Marketing & Chemicals. Our Refining, Marketing and Chemicals unit owns interests in four crude oil refineries, seven chemical production facilities, and has blending and packaging operations that produce and distribute a variety of lubricants and automotive related products. The refineries have a throughput capability of 538,000 barrels of crude oil per day to produce gasoline and other products. The chemical facilities have a production capability of 3,800 tons per day and produce various industrial and agricultural products.

    Our refineries operated at 90 percent of average combined capacity in 2000 compared to 93 percent in 1999 and at 85 percent in 1998. The aggregate sales volumes (millions of barrels) of our wholly owned refineries were 181.9 in 2000,
171.3 in 1999 and 154.4 in 1998. Of the total refinery sales in 2000, 27 percent was gasoline, 49 percent was middle distillate, like jet fuel, diesel fuel and home heating oil, and 24 percent was heavy industrial fuels and other products.

    The following table presents average daily throughput and storage capacity at our wholly owned refineries at December 31, 2000 in (Bbls):

                                                                 AVERAGE DAILY
                                                                  THROUGHPUT
                                              DAILY           --------------------    STORAGE
          REFINERY            LOCATION       CAPACITY          2000         1999     CAPACITY
          --------            --------       --------         -------      -------   ----------
       Aruba               Aruba              280,000         229,000      195,000   15,300,000
       Corpus Christi      Corpus Christi,    100,000          99,000      100,000    7,100,000
                           Texas
       Eagle Point         Westville, New     140,000         143,000      143,000    9,300,000
                           Jersey
       Mobile              Mobile, Alabama     18,000          12,000       13,000      600,000
                                              -------         -------      -------   ----------
                 Total...................     538,000         483,000      451,000   32,300,000
                                              =======         =======      =======   ==========

    Our refineries produce a full range of petroleum products ranging from transportation fuels to paving asphalt. They are operated to produce the particular products required by customers within each refinery's geographic area. In 2000, the products emphasized included premium gasoline and products for specialty markets like petrochemical feed stocks, aviation fuels, and asphalt.

    Our chemical plants produce agricultural fertilizers, gasoline additives, and other industrial products from facilities in Wyoming, Nevada, and Oregon. The following table presents sales volumes from our chemical facilities for each of the three years ended December 31, 2000 (in thousands of tons);

                           2000         1999         1998
                          -----        -----        -----
Agricultural Sales......    389          326          346
Industrial Sales........    547          608          550
MTBE....................    214          209          210
                          -----        -----        -----
     Total..............  1,150        1,143        1,106
                          =====        =====        =====

    Coal. Our Coal units controlled reserves totaling 536 million recoverable tons at December 31, 2000, and produce a high-quality bituminous coal from reserves in Kentucky, Virginia and West Virginia. The coal is primarily sold under long-term contracts to power generation facilities in the eastern United States.

    Financial Services. The Financial Services unit provides mezzanine and equity financing to power project developments and provides institutional funds management. Merchant Energy owns EnCap, an institutional funds management firm specializing in financing independent oil and natural gas producers. EnCap manages three separate institutional oil and natural gas investment funds in the United States, and serves as investment advisor to Energy Capital Investment Company PLC, a publicly traded investment company in the United Kingdom. In 2000, we began originating mezzanine financing for North American power development projects. As of December 31, 2000, we had funded $5 million of loans with additional commitments for $68 million.

    Operations. The Operations unit conducts the day-to-day operations of Merchant Energy's assets in close coordination with the Origination and Trading and Risk Management units. Our Operations group operates 17 generation facilities in the U.S. and 7 facilities in 7 foreign countries.

    Finance and Administration. The Finance and Administration unit implements financing strategies for Merchant Energy's assets, and provides accounting and administrative services for the segment's activities.

Regulatory Environment

    Merchant Energy's domestic power generation activities are regulated by FERC under the Federal Power Act with respect to its rates, terms and conditions of service and other reporting requirements. In addition, exports of electricity outside of the U.S. must be approved by the Department of Energy. Our cogeneration and independent power production activities are regulated by FERC under the Public Utility Regulatory Policies Act and the EPA with respect to rates, the procurement and provision of certain services, and operating standards.

    Merchant Energy's foreign operations are regulated by numerous governmental agencies in the countries in which these projects are located. Generally, many of the countries in which Merchant Energy conducts and will conduct business have recently developed or are developing new regulatory and legal structures to accommodate private and foreign-owned businesses. These regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and sometimes limited. Many detailed rules and procedures are yet to be issued and we expect that the interpretation of existing rules in these jurisdictions will evolve over time. We believe that our operations are in compliance in all material respects with all applicable environmental laws and regulations in the applicable foreign jurisdictions. We also believe that the operations of our projects in many of these countries eventually may be required to meet standards that are comparable in many respects to those in effect in the United States and in countries within the European Community.

Markets and Competition

    Merchant Energy maintains a diverse supplier and customer base. During 2000, Merchant Energy's activities served over 900 suppliers and over 1,300 sales customers around the world.

    Merchant Energy's trading and marketing businesses operate in a highly competitive environment. Its primary competitors include:

          o    marketing affiliates of major oil and natural gas producers;

          o    marketing affiliates of large local distribution companies;

          o marketing affiliates of other interstate and intrastate pipelines; and

          o independent energy marketers with varying scopes of operations and financial resources.

    Merchant Energy competes on the basis of price, access to production, understanding of pipeline and transmission networks, imbalance management, experience in the marketplace, and counterparty credit.

    Many of Merchant Energy's generation facilities sell power pursuant to long-term agreements with investor-owned utilities in the United States. Because of the terms of its power purchase agreements for its facilities, Merchant Energy's revenues are not significantly impacted by competition from other sources of generation. The power generation industry is rapidly evolving, and regulatory initiatives have been adopted at the federal and state level aimed at increasing competition in the power generation business. As a result, it is likely that when the power purchase agreements expire, the facilities will be required to compete in a significantly different market in which operating efficiency and other economic factors will determine success. Merchant Energy is likely to face intense competition from generation companies as well as from the wholesale power markets.

    The number of competitors varies from country to country, as does their respective scope of operations. However, the type of competitors Merchant Energy competes against in most of its markets typically include other large multi-national energy infrastructure companies; large, in-country utilities and energy infrastructure companies; affiliates of major natural gas and oil producers as well as independent power producers and independent energy companies. The successful acquisition of new business opportunities is dependent upon Merchant Energy's ability to:

          o    respond to requests to provide new services;

          o    mitigate potential risks; and

          o maintain strong business development, legal, financial and operational support teams with experience in the respective marketplace.


                                 FIELD SERVICES

    Our Field Services group provides customers with wellhead-to-mainline services, including natural gas gathering, storage, products extraction, fractionation, dehydration, purification, compression, transportation of natural gas and natural gas liquids, and intrastate natural gas transmission services. It also provides well-ties and offers real-time information services, including electronic wellhead gas flow measurement, and often works with Merchant Energy to provide fully bundled natural gas services with a broad range of pricing options as well as financial risk management products.

    Field Services' assets include natural gas gathering and NGL pipelines, treating, processing, and fractionation facilities in the San Juan Basin and the producing regions of east and south Texas, Louisiana, and the Rocky Mountains, as well as interests in natural gas pipeline systems located in the Gulf of Mexico.


    Field Services also owns an effective two percent general partner interest and a 28 percent limited partner interest in the common units of El Paso Energy Partners, L.P., a publicly traded master limited partnership, which is El Paso's primary vehicle for the acquisition and development of midstream energy infrastructure assets. Energy Partners' assets provide gathering, transportation, storage, and other related activities for producers of natural gas and oil. Either directly or through joint ventures, Energy Partners' owns interests in five natural gas and oil pipeline systems, five offshore platforms, two natural gas storage facilities, and producing and non-producing oil and natural gas properties.

    The following tables provide information concerning Field Services' gathering and transportation facilities, its processing facilities, and its facilities accounted for under the equity method as of December 31, 2000, and for the three years ended December 31:

                                                                AVERAGE THROUGHPUT        THROUGHPUT     AVERAGE
                                    MILES     THROUGHPUT             (BBtu/d)              CAPACITY    THROUGHPUT    PERCENT OF
                                     OF        CAPACITY    -----------------------------    (MBbls   (MBbls OIL/d)   OWNERSHIP
      GATHERING & TREATING       PIPELINE(1)  (MMcf/d)(2)   2000      1999      1998 (3)   OIL/d)(2)       2000       INTEREST
      --------------------       -----------  -----------  -----      -----     --------  ---------- -------------  -----------
Western Division .............      9,035       1,798      1,896      1,868      1,943         --         --           100
Eastern Division (4)  ........      2,230       1,065        443        514        534         --         --           100
Central Division (5)  ........      9,890       6,760      1,425      1,528      1,771         --         --           100
El Paso Energy Partners ......      1,382         975        389        319        263         52         22            30

                                                                                   AVERAGE NATURAL GAS
                                                    AVG. INLET VOLUME                 LIQUIDS SALES
                                   INLET                (BBtu/d)                         (Mgal/d)              PERCENT OF
                                 CAPACITY      ---------------------------      ---------------------------     OWNERSHIP
       PROCESSING PLANTS         (MMcf/d)(2)    2000       1999       1998      2000        1999       1998     INTEREST
       -----------------         -----------   -----       ----       ----      -----       ----       ----    ----------
Western Division .............        964        916        901        848      1,006        878        886        100
Eastern Division (4)  ........      2,674      1,888        394        385      1,759        595        639        100
Central Division (5)  ........      1,883        309        242        269        307        202        208        100
Mobile Bay ...................        600        338        115         --        547         77         --         42
Coyote Gulch .................        120         87         97         69         --         --         --         50
Blue Water ...................        780        623         --         --        680         --         --         24

----------

(1) Mileage amounts are approximate for the total systems and have not been reduced to reflect Field Services' net ownership.

(2) All capacity information reflects Field Services' net interest and is subject to increases or decreases depending on operating pressures and point of delivery into or out of the system.

(3) Throughput for El Paso Energy Partners is averaged since its acquisition on August 14, 1998.

(4) Reflects the acquisition of TransCanada Gas Processing U.S.A. acquired in December 1999.

(5) Reflects the acquisition of El Paso Gas Transmission Texas (formerly PG&E Gas Transmission Texas) acquired in December 2000..


Regulatory Environment

    Some of Field Services' and Energy Partners' operations are subject to regulation by FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Each pipeline subject to regulation operates under separate FERC approved tariffs with established rates, terms and conditions under which the pipeline provides services.

    In addition, some of Field Services' and Energy Partners' operations, directly owned or owned through equity investments, are subject to the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act, and the National Environmental Policy Act. Each of the pipelines has a continuing program of inspection designed to keep all of the facilities in compliance with pollution control and pipeline safety requirements and Field Services and Energy Partners believe that these systems are in substantial compliance with applicable requirements.

Markets and Competition

    Field Services competes with, among others, major interstate and intrastate pipeline companies in the transportation and storage of natural gas and NGLs. Field Services also competes with major integrated energy companies, independent natural gas gathering and processing companies, natural gas marketers, and oil and natural gas producers in gathering and processing natural gas and NGLs. Competition for throughput and natural gas supplies is based on a number of factors, including:

          o    price;

          o    efficiency of facilities;

          o    gathering system line pressures;

          o    availability of facilities near drilling activity;

          o    service; and

          o    access to favorable downstream markets.


                                   PRODUCTION

    Production is engaged in the exploration for and the acquisition, development, and production of natural gas, oil, and liquids in the major producing basins of the United States. Production has onshore and coal seam operations and properties in 16 states and offshore operations and properties in federal and state waters in the Gulf of Mexico. It also has exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey.

    Poduction sells its natural gas primarily at spot-market prices. Production sells natural gas liquids at market prices under monthly or long-term contracts and its oil production at posted prices, subject to adjustments for gravity and transportation. A significant portion of Production's 2000 production was hedged by entering into third-party contracts and forward sales managed by Merchant Energy to reduce the risks associated with spot-market price volatility.

    Strategically, Production emphasizes disciplined investment criteria and manages its existing production portfolio to maximize volumes and minimize costs. Production expects to continue an active onshore and offshore drilling program to capitalize on its land and seismic holdings. Production is also pursuing strategic acquisitions of producing properties and the development of coal seam methane projects. In 2000, Production replaced 288 percent of the reserves it produced.

  Natural Gas and Oil Reserves

    The following table details Production's proved reserves at December 31, 2000. Information in the table is based upon the reserve report prepared by Production dated January 1, 2001.

                                                      NET PROVED RESERVES(1)
                                             ----------------------------------------
                                             NATURAL GAS     LIQUIDS(2)       TOTAL
                                             -----------     ---------      ---------
                                               (MMcf)         (MBbls)        (MMcfe)
PRODUCTION
United States
    Producing ..........................      2,273,664         38,206      2,502,899
    Non-Producing ......................        603,352         16,839        704,383
    Undeveloped ........................      2,695,650         40,257      2,937,194
                                              ---------      ---------      ---------
     Total proved reserves .............      5,572,666         95,302      6,144,476
                                              =========      =========      =========

Canada
    Producing ..........................         41,478          1,007         47,520
    Non-Producing ......................         70,363          1,672         80,395
    Undeveloped ........................         54,670          1,244         62,134
                                              ---------      ---------      ---------
     Total proved reserves .............        166,511          3,923        190,049
                                              =========      =========      =========

Brazil
    Producing ..........................             --             --             --
    Non-Producing ......................             --             --             --
    Undeveloped ........................         90,862          4,862        120,034
                                              ---------      ---------      ---------
     Total proved reserves .............         90,862          4,862        120,034
                                              =========      =========      =========

NATURAL GAS SYSTEMS (3)
    Producing ..........................        175,353            231        176,739
    Non-Producing ......................             --             --             --
    Undeveloped ........................             --             --             --
                                              ---------      ---------      ---------
     Total proved reserves .............        175,353            231        176,739
                                              =========      =========      =========

----------

(1) Net proved reserves exclude royalties and interests owned by others and reflects contractual arrangements and royalty obligations in effect at the time of the estimate.

(2)  Includes oil, condensate, and liquids.

(3) Includes natural gas and oil properties operated by Colorado Interstate Gas Company.


    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of Production. The reserve data represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of such estimate. Reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered. The meaningfulness of reserve estimates is highly dependent upon the accuracy of the assumptions upon which they were based. In general, the volume of production from natural gas and oil properties owned by Production declines as reserves are depleted. Except to the extent Production conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the proved reserves of Production will decline as reserves are produced.

Wells and Acreage

    The following table details Production's gross and net interest in developed and undeveloped onshore, offshore, coal seam, and international acreage at December 31, 2000. Any acreage in which Production's interest is limited to owned royalty, overriding royalty, and other similar interests is excluded.

                                             DEVELOPED                     UNDEVELOPED                         TOTAL
                                    --------------------------      --------------------------      --------------------------
                                       GROSS           NET            GROSS            NET             GROSS            NET
                                    ----------      ----------      ----------      ----------      ----------      ----------
PRODUCTION
 United States
  Onshore ....................       1,809,132         823,831       2,397,904       1,684,557       4,207,036       2,508,388
  Offshore ...................         710,205         471,386       1,620,818       1,496,295       2,331,023       1,967,681
  Coal seam ..................          32,634          26,666         581,045         437,493         613,679         464,159
                                    ----------      ----------      ----------      ----------      ----------      ----------
    Total United States ......       2,551,971       1,321,883       4,599,767       3,618,345       7,151,738       4,940,228
                                    ----------      ----------      ----------      ----------      ----------      ----------

 International
  Australia ..................              --              --       1,770,364         613,600       1,770,364         613,600
  Brazil .....................              --              --       4,245,495       3,320,744       4,245,495       3,320,744
  Canada .....................          11,520           9,158         246,034         182,030         257,554         191,188
  Hungary ....................              --              --         568,100         568,100         568,100         568,100
  Indonesia ..................              --              --       1,373,691         442,606       1,373,691         442,606
                                    ----------      ----------      ----------      ----------      ----------      ----------
    Total International ......          11,520           9,158       8,203,684       5,127,080       8,215,204       5,136,238
                                    ----------      ----------      ----------      ----------      ----------      ----------

NATURAL GAS SYSTEMS
 Domestic Onshore
                                       262,474         259,276              --              --         262,474         259,276
                                    ----------      ----------      ----------      ----------      ----------      ----------
    Total ....................       2,825,965       1,590,317      12,803,451       8,745,425      15,629,416      10,335,742
                                    ==========      ==========      ==========      ==========      ==========      ==========

    The domestic net developed acreage is concentrated primarily in offshore Gulf of Mexico (30 percent), Texas (28 percent), Utah (20 percent), Oklahoma (7 percent), Colorado (6 percent) and Louisiana (6 percent). Approximately 17 percent, 14 percent, and 13 percent of our total domestic net undeveloped acreage is under leases that have minimum remaining primary terms expiring in 2001, 2002 and 2003, respectively.

    The following table details Production's working interests in onshore, offshore, coal seam, and international natural gas and oil wells at December 31, 2000. Gross wells include 79 multiple completions.

                                                                                                    NUMBER OF
                                  PRODUCTIVE           PRODUCTIVE               TOTAL               WELLS BEING
                               NATURAL GAS WELLS        OIL WELLS          PRODUCTIVE WELLS           DRILLED
                               -----------------     ----------------      ----------------      ----------------
                               GROSS        NET      GROSS       NET       GROSS       NET       GROSS       NET
                               -----      ------     -----      -----      -----      -----      -----      -----
PRODUCTION
  United States
   Onshore ..............      4,045      2,946        471        337      4,516      3,283         70         55
   Offshore .............        490        312         39         29        529        341         14         10
   Coal seam ............      1,086        663         --         --      1,086        663         57         41
                               -----      -----      -----      -----      -----      -----      -----      -----
          Total .........      5,621      3,921        510        366      6,131      4,287        141        106
                               -----      -----      -----      -----      -----      -----      -----      -----

  International
   Australia ............         --         --         --         --         --         --          1          1
   Canada ...............         26         21         --         --         26         21         38         36
   Indonesia ............         --         --         --         --         --         --          1          1
                               -----      -----      -----      -----      -----      -----      -----      -----
          Total .........         26         21         --         --         26         21         40         38
                               -----      -----      -----      -----      -----      -----      -----      -----

NATURAL GAS SYSTEMS .....        809        789          9          8        818        797         --         --
                               -----      -----      -----      -----      -----      -----      -----      -----
         Total ..........      6,456      4,731        519        374      6,975      5,105        181        144
                               =====      =====      =====      =====      =====      =====      =====      =====

    The following table details Production's exploratory and development wells drilled during the years 1998 through 2000.

                                   NET EXPLORATORY          NET DEVELOPMENT
                                   WELLS DRILLED            WELLS DRILLED
                              ----------------------     ----------------------
                              2000     1999     1998     2000     1999     1998
                              ----     ----     ----     ----     ----     ----
PRODUCTION
  United States
    Productive ..........       16       19       20      424      297      347
    Dry .................       17       19       22       18        3       19
                               ---      ---      ---      ---      ---      ---
          Total .........       33       38       42      442      300      366
                               ---      ---      ---      ---      ---      ---
  Canada
    Productive ..........        3        5       --       10        2       --
    Dry .................        3       --       --        1        2       --
                               ---      ---      ---      ---      ---      ---
          Total .........        6        5       --       11        4       --
                               ---      ---      ---      ---      ---      ---

  Other Countries
    Productive ..........       --       --       --       --       --       --
    Dry .................        1       --        1       --       --       --
                               ---      ---      ---      ---      ---      ---
          Total .........        1       --        1       --       --       --
                               ---      ---      ---      ---      ---      ---

NATURAL GAS SYSTEMS
    Productive ..........       --       --       --        1       13        6
    Dry .................       --       --       --       --       --       --
                               ---      ---      ---      ---      ---      ---
          Total .........       --       --       --        1       13        6
                               ---      ---      ---      ---      ---      ---
          Total .........       40       43       43      454      317      372
                               ===      ===      ===      ===      ===      ===

    The information above should not be considered indicative of future drilling performance, nor should it be assumed that there is any correlation between the number of productive wells drilled and the amount of natural gas and oil that may ultimately be recovered.

Net Production, Unit Prices, and Production Costs

    The following table details Production's net production volumes, average sales prices received, and average production costs associated with the sale of natural gas and oil for the years ended December 31:

                                                    2000     1999     1998
                                                   -------  -------  -------
PRODUCTION
Net Production:
  Natural Gas (Bcf) .........................          517      416      411
  Oil, Condensate, and Liquids (MMBbls) .....           12       10       14

          Total (Bcfe) ......................          587      478      495
Average Realized Sales Price:(1)
  Natural Gas ($/Mcf) .......................      $  2.61  $  2.11  $  1.98
  Oil, Condensate, and Liquids ($/Bbl) ......      $ 21.82  $ 15.03  $ 12.37
Average Production Cost ($/Mcfe)(2) .........      $  0.41  $  0.39  $  0.37

NATURAL GAS SYSTEMS
Net Production:
  Natural Gas (Bcf) .........................           33       36       39
          Total (Bcfe) ......................           33       36       39

----------

(1) We engage in hedging activities on our oil and natural gas production to obtain more determinable cash flows and to mitigate the risk of downward price movements on sales of these commodities. We do this through oil and natural gas swaps. As a result, our realized prices for any one period may be higher or lower than the average market prices for that period.

(2) Includes direct lifting costs (labor, repairs and maintenance, materials, and supplies) and the administrative costs of production offices, insurance, and property and severance taxes.

Development, Exploration, and Acquisition Expenditures

    The following table details information regarding Production's costs incurred in its development, exploration, and acquisition activities during the years ended December 31:

                                                    2000        1999        1998
                                                   ------      ------      ------
                                                            (IN MILLIONS)
Development Costs ...........................      $1,239      $  771      $  914
Exploration Costs:
  Proved Acquisitions .......................         204         157         131
  Lease Acquisitions and Delay Rentals ......         190         208         196
  Seismic Acquisition and Reprocessing ......          92         118         111
  Drilling ..................................         321         178         154
                                                   ------      ------      ------
          Total Capital Expenditures ........      $2,046      $1,432      $1,506
                                                   ======      ======      ======

Regulatory and Operating Environment

    The federal government and the states in which Production operates or owns interests in producing properties regulate various matters affecting natural gas and oil production, including:

          o    drilling and spacing of wells;

          o    conservation;

          o    forced pooling; and

          o    protection of correlative rights among interest owners.

    Production is also subject to governmental safety regulations in the jurisdictions in which it operates.

    Production's operations under federal natural gas and oil leases are regulated by the statutes and regulations of the United States Department of the Interior that currently impose liability upon lessees for the cost of pollution resulting from their operations. Royalty obligations on all federal leases are regulated by the Minerals Management Service, which has promulgated valuation guidelines for the payment of royalties by producers. Other federal, state, and local laws and regulations relating to the protection of the environment affect Production's natural gas and oil operations through their effect on the construction and operation of facilities, drilling operations, production, or the delay or prevention of future offshore lease sales. We maintain substantial insurance on behalf of Production for sudden and accidental spills and oil pollution liability.

    Production's business has operating risks normally associated with the exploration for and production of natural gas and oil, including blowouts, cratering, pollution, and fires, each of which could result in damage to life or property. Offshore operations may encounter the usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. Customary with industry practices, we maintain broad insurance coverage on behalf of Production with respect to potential losses resulting from these operating hazards.

Markets and Competition

    The natural gas and oil business is highly competitive in the search for and acquisition of additional reserves and in the sale of natural gas, oil, and liquids. Production's competitors include the major and intermediate sized oil and natural gas companies, independent oil and natural gas operations, and individual producers or operators with varying scopes of operations and financial resources. Competitive factors include price, contract terms, and quality of service. These factors are, to some degree, mitigated by the large percentage of natural gas sales made to Merchant Energy.

                         CORPORATE AND OTHER OPERATIONS

    Through our corporate and other segment, we perform management, legal, financial, tax, consultative, administrative and other services for our operating business segments. The costs of providing such services are allocated to our business segments.